Document 2

SHOPIFY INC.

-and-

COMPUTERSHARE TRUST COMPANY OF CANADA

- and-

EACH OF THE PERSONS LISTED IN SCHEDULE “A”

COATTAIL AGREEMENT

May 27, 2015

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2
1.2	Interpretation not Affected by Headings, etc.	2
1.3	Number, Gender, etc.	2
1.4	Statutory References	2
1.5	Including	3

ARTICLE 2 PURPOSE OF AGREEMENT		3

2.1	Establishment of Trust	3
2.2	Restriction on Sale	3
2.3	Permitted Sale	3
2.4	Improper Sale	4
2.5	Assumptions	5
2.6	Prevention of Improper Sales	5
2.7	Supplemental Agreements	5
2.8	Security Interest	5
2.9	All Sales Subject to Articles	6

ARTICLE 3 ACCEPTANCE OF TRUST		6

3.1	Acceptance and Conditions of Trust	6
3.2	Enquiry by Trustee	7
3.3	Request by SVS Holders	7
3.4	Condition to Action	7
3.5	Limitation on Action by SVS Holder	8

ARTICLE 4 COMPENSATION		8

4.1	Fees and Expenses of the Trustee	8

ARTICLE 5 INDEMNIFICATION		9

5.1	Indemnification of the Trustee	9

ARTICLE 6 CHANGE OF TRUSTEE		9

6.1	Resignation	9
6.2	Removal	9
6.3	Successor Trustee	10
6.4	Notice of Successor Trustee	10

ARTICLE 7 TERMINATION		10

7.1	Term	10
7.2	Survival of Agreement	10

ARTICLE 8 GENERAL		11

8.1	Obligations of the Shareholders not Joint	11
8.2	Compliance with Privacy Laws	11

8.3	Anti-Money Laundering Regulations	11
8.4	Third Party Interests	12
8.5	Severability	12
8.6	Amendments, Modifications, etc.	12
8.7	Ministerial Amendments	12
8.8	Force majeure	12
8.9	Amendments only in Writing	13
8.10	Meeting to Consider Amendments	13
8.11	Enurement	13
8.12	Notices	13
8.13	Notice to SVS Holder	14
8.14	Further Acts	14
8.15	Entire Agreement	14
8.16	Counterparts	14
8.17	Independent Legal Advice	14
8.18	Language	15
8.19	Jurisdiction	15
8.20	Attornment	15

COATTAIL AGREEMENT

THIS AGREEMENT dated the 27th day of May, 2015,

AMONG:

SHOPIFY INC. (formerly known as 4161607 Canada Ltd. and as Jaded Pixel Technologies), a corporation incorporated under the Canada Business Corporations Act,

(the “Company”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company under the laws of Canada, as trustee for the benefit of the SVS Holders (as defined below)

(the “Trustee”)

-and –

each of the persons listed in Schedule “A” hereto, and any person who becomes a party to this Agreement by executing an adoption agreement in the form set forth in Schedule “B” hereto (collectively, the “Shareholders”)

WHEREAS by articles of amendment effective on May 22, 2015, the Company amended its articles (which, as amended, are referred to as the “Articles”) to amend and redesignate its existing common shares as Class B multiple voting shares (the “Multiple Voting Shares”) and to create a class of Class A subordinate voting shares (the “Subordinate Voting Shares”);

AND WHEREAS the Shareholders, on the date hereof, hold at least 80% of the Multiple Voting Shares that are issued and outstanding as of the date of this Agreement;

AND WHEREAS it is the expectation of the Shareholders that the Subordinate Voting Shares will be listed on the Toronto Stock Exchange (the “TSX”);

AND WHEREAS the Shareholders and the Company wish to enter into this Agreement in order to secure the listing of the Subordinate Voting Shares on the TSX, and derive the benefit of such listing, and for the purpose of ensuring that the holders, from time to time, of the Subordinate Voting Shares (collectively, the “SVS Holders”) will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid for the Multiple Voting Shares if the Multiple Voting Shares had been Subordinate Voting Shares;

AND WHEREAS pursuant to the Articles, Multiple Voting Shares will, inter alia, automatically convert into Subordinate Voting Shares upon any Transfer that is not a Transfer to a Permitted Holder (as such terms are defined in the Articles)

AND WHEREAS the Shareholders and the Company hereby acknowledge that any Transfer of Multiple Voting Shares, whether in accordance with this Agreement or otherwise, shall in all circumstances be subject to the provisions of the Articles, including those relating to the automatic conversion of Multiple Voting Shares into Subordinate Voting Shares;

AND WHEREAS the Shareholders and the Company wish to constitute the Trustee as a trustee for the SVS Holders so that the SVS Holders, through the Trustee, will receive the benefits of this Agreement, including the covenants of the Shareholders and the Company contained herein;

AND WHEREAS these recitals and any statements of fact in this Agreement are, and shall be deemed to be, made by the Shareholders and the Company and not by the Trustee;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties) the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, capitalized terms that are not otherwise defined shall have the meaning given to them in the Articles.

1.2 Interpretation not Affected by Headings, etc.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Statutory References

Unless otherwise indicated, all references in this Agreement to any legislation include the regulations and rules thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-

enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.

1.5 Including

The word “including” shall mean including, without limitation.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1 Establishment of Trust

The purpose of this Agreement is to ensure that the SVS Holders will not be deprived of any rights under applicable take-over bid legislation in any jurisdiction of Canada (“Securities Laws”) to which they would have been entitled in the event of a take-over bid for the Multiple Voting Shares if the Multiple Voting Shares had been Subordinate Voting Shares.

2.2 Restriction on Sale

Subject to Section 2.3 and the Articles, the Shareholders shall not sell, directly or indirectly, any Multiple Voting Shares pursuant to a take-over bid (as defined in applicable Securities Laws) under circumstances in which applicable Securities Laws would have required the same offer to be made to SVS Holders if the sale by the Shareholders had been a sale of the Subordinate Voting Shares underlying such Multiple Voting Shares rather than such Multiple Voting Shares, but otherwise on the same terms.

For the purposes of this Section 2.2, it shall be assumed that the offer that would have resulted in the sale of Multiple Voting Shares (or Subordinate Voting Shares into which such Multiple Voting Shares are convertible or converted pursuant to the Articles) by the Shareholders would have constituted a take-over bid for the Subordinate Voting Shares under applicable Securities Laws, regardless of whether this actually would have been the case, and the varying of any material term of an offer shall be deemed to constitute the making of a new offer.

2.3 Permitted Sale

Subject to the provisions of the Articles, Section 2.2 shall not apply to prevent a sale by any Shareholder of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

(a)	offers a price per Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Multiple Voting Shares;

(b)

provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Multiple Voting Shares to be sold

(exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

(c)	has no condition attached other than the right not to take up and pay for Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; and

(d)	is in all other material respects identical to the offer for Multiple Voting Shares.

In addition, and notwithstanding the foregoing, subject to the provisions of the Articles, Section 2.2 shall not apply to prevent the sale of Multiple Voting Shares by any Shareholder to a Permitted Holder, subject to Section 2.7 of this Agreement, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable Securities Laws).

For greater certainty, the conversion of Multiple Voting Shares into Subordinate Voting Shares shall not, in of itself, constitute a sale of Multiple Voting Shares for the purposes of this Agreement.

2.4 Improper Sale

If any person or company, other than the Shareholders, carries out or purports to carry out a sale (including an indirect sale) of Multiple Voting Shares that the Shareholders are restricted from carrying out pursuant to Section 2.2, the Shareholders shall not and the Trustee shall take all necessary steps to ensure that the Shareholders shall not and shall not be permitted to, at or after the time such sale becomes effective, do any of the following with respect to any of the Multiple Voting Shares so sold or purported to be sold:

(a)	sell them without the prior written consent of the Trustee;

(b)	convert them into Subordinate Voting Shares without the prior written consent of the Trustee; or

(c)	exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee, with which the Shareholders shall comply.

Without limiting the generality of the foregoing, the Trustee shall exercise the above rights in a manner that the Trustee, on the advice of counsel, considers to be: (i) in the best interests of the SVS Holders, other than the Shareholders and SVS Holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this Section 2.4; and (ii) consistent with the intentions of the Shareholders and the Company in entering into this Agreement as such intentions are set out in the Recitals hereto. In the event that an indirect sale of Multiple Voting Shares that is referred to in this Section 2.4 occurs and this Section 2.4 is applicable to such sale, the Shareholders shall have no liability under this Agreement in respect of such sale, provided that the Shareholders are in compliance with all other provisions of this Agreement, including the provisions of this Section 2.4.

2.5 Assumptions

For the purposes of this Article 2:

(a)	any sale, transfer or other disposition that would result in a direct or indirect acquisition of Multiple Voting Shares or Subordinate Voting Shares, or in the direct or indirect acquisition of control or direction over those shares, shall be construed to be a “sale” of those Multiple Voting Shares or Subordinate Voting Shares, as the case may be, and the terms “sell” and “sold” shall have a corresponding meaning; and

(b)	if there is an offer to acquire that would have been a take-over bid for the purposes of applicable Securities Laws if not for the provisions of the Articles that cause the Multiple Voting Shares to automatically convert into Subordinate Voting Shares in certain circumstances, that offer to acquire shall nonetheless be construed to be a take-over bid for the Multiple Voting Shares for the purposes of this Agreement.

2.6 Prevention of Improper Sales

The Shareholders shall use commercially reasonable efforts to prevent any person or company from carrying out a sale (including an indirect sale) in breach of this Agreement in respect of any Multiple Voting Shares, regardless of whether that person or company is a party to this Agreement.

2.7 Supplemental Agreements

Without limiting any provision of this Agreement, the Shareholders shall not sell any Multiple Voting Shares unless the sale is conditional upon the person or company acquiring those shares entering into an agreement substantially in the form of this Agreement and under which that person or company has the same rights and obligations as the Shareholders have under this Agreement. Neither the conversion of Multiple Voting Shares into Subordinate Voting Shares in accordance with the provisions of the Articles nor any subsequent sale of those Subordinate Voting Shares shall constitute a sale of Multiple Voting Shares for the purposes of this Section 2.7.

2.8 Security Interest

Nothing in this Agreement shall prevent any Shareholder from time to time, directly or indirectly, from granting a bona fide security interest, by way of pledge, hypothecation or otherwise, whether directly or indirectly, in Multiple Voting Shares to any financial institution with which it deals at arm’s length (within the meaning of the Income Tax Act (Canada)) in connection with a bona fide borrowing, provided that the financial institution agrees in writing to become a party to and abide by the terms of this Agreement as if such financial institution were a Shareholder as defined herein until such time as the pledge, hypothecation or other security interest has been released or the Multiple Voting Shares which were subject thereto have been sold in accordance with the terms of this Agreement.

2.9 All Sales Subject to Articles

The Shareholders and the Company hereby acknowledge that any sale of Multiple Voting Shares, whether in accordance with this Agreement or otherwise, shall in all circumstances be subject to the provisions of the Articles, including those relating to the automatic conversion of Multiple Voting Shares into Subordinate Voting Shares, and that in the event of a conflict between this Agreement and any provision of the Articles, the provisions of the Articles shall prevail.

ARTICLE 3

ACCEPTANCE OF TRUST

3.1 Acceptance and Conditions of Trust

The Trustee hereby accepts the trust created by this Agreement (the “Trust”) and assumes the duties created and imposed upon it pursuant to its appointment as trustee for the SVS Holders by this Agreement, provided that:

(a)	it shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, except for its own gross negligence, wilful misconduct or bad faith;

(b)	it may employ or retain such counsel, auditors, accountants or other experts or advisers, whose qualifications give authority to any opinion or report made by them, as the Trustee may reasonably require for the purpose of determining and discharging its duties hereunder and shall not be responsible for any wilful misconduct or gross negligence on the part of any of them. The Trustee may, if it is acting in good faith, rely on the accuracy of any such opinion or report;

(c)	it may, if it is acting in good faith, rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any instruction, advice, notice, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties and, subject to subsection 3.1(a), shall be under no liability with respect to any action taken or omitted to be taken in accordance with such instruction, advice, notice, opinion or other document;

(d)	it shall exercise its rights under this Agreement in a manner that it considers to be in the best interests of the SVS Holders (other than the Shareholders and SVS Holders who, in the opinion of the Trustee, participated directly or indirectly in a transaction restricted by Section 2.2) and consistent with the purpose of this Agreement; and

(e)	none of the provisions of this Agreement shall require the Trustee under any circumstances whatsoever to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights or powers in connection with the Agreement.

In the exercise of its rights and duties hereunder, the Trustee will exercise that degree of care, diligence and skill that a reasonably prudent Trustee would exercise in comparable circumstances.

The Trustee represents that to the best of its knowledge and belief at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it will, within three months after ascertaining that it has such material conflict of interest, either eliminate the same or resign its trust hereunder. Subject to the foregoing, the Trustee, in its personal or any other capacity, may buy, lend upon and deal in securities of the Company and generally may contract with and enter into financial transactions with the Company, any of its affiliates or any of the Shareholders or any of their affiliates without being liable to account for any profit made thereby.

3.2 Enquiry by Trustee

Subject to Section 3.4, if and whenever the Trustee receives written notice from an interested party, other than SVS Holders, stating in sufficient detail that the Shareholders or the Company may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall, acting on the advice of counsel, make reasonable enquiry to determine whether such a breach has occurred or is intended to occur. If the Trustee determines that a breach has occurred, or is intended to occur, the Trustee shall forthwith deliver to the Company a certificate stating that the Trustee has made such determination. Upon delivery of that certificate, the Trustee shall be entitled to take, and subject to Section 3.4 shall take, such action as the Trustee, acting upon the advice of counsel, considers necessary to enforce its rights under this Agreement on behalf of the SVS Holders.

3.3 Request by SVS Holders

Subject to Section 3.4, if and whenever SVS Holders representing not less than 10% of the then outstanding Subordinate Voting Shares determine that any one or more of the Shareholders or the Company has breached, or may intend to breach, any provision of this Agreement, such SVS Holders may require the Trustee to take action in connection with that breach or intended breach by delivering to the Trustee a requisition in writing signed in one or more counterparts by those SVS Holders and setting forth the action to be taken by the Trustee. Subject to Section 3.4, upon receipt by the Trustee of such a requisition, the Trustee shall forthwith take such action as is specified in the requisition and/or any other action that the Trustee considers necessary to enforce its rights under this Agreement on behalf of the SVS Holders.

3.4 Condition to Action

The obligation of the Trustee to take any action on behalf of the SVS Holders pursuant to Sections 3.2 and 3.3 shall be conditional upon the Trustee receiving from either the interested party referred to in Section 3.2, the Company or from one or more SVS Holders such funds and indemnity as the Trustee may reasonably require in respect of any costs or expenses which it may incur in connection with any such action. The Company shall provide such reasonable funds and indemnity to the Trustee if the Trustee has delivered to the Company the certificate referred to in Section 3.2.

3.5 Limitation on Action by SVS Holder

No SVS Holder shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this Agreement unless SVS Holders shall have:

(a)	requested that the Trustee act in the manner specified in Section 3.3; and

(b)	provided reasonable funds and indemnity to the Trustee,

and the Trustee shall have failed to so act within thirty days after the provision of such funds and indemnity. In such case, any SVS Holder, acting on behalf of itself and all other SVS Holders, shall be entitled to take those proceedings in any court of competent jurisdiction that the Trustee might have taken.

ARTICLE 4

COMPENSATION

4.1 Fees and Expenses of the Trustee

The Company agrees to pay to the Trustee the fees set forth in Schedule “C” hereto and shall reimburse the Trustee for all reasonable expenses and disbursements including those incurred pursuant to Section 3.1(b) herein. Notwithstanding the foregoing, the Company shall have no obligation to compensate the Trustee or reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee:

(a)	in connection with any action taken by the Trustee pursuant to Section 3.2 if the Trustee has not delivered to the Company the certificate referred to in Section 3.2 in respect of that action; or

(b)	in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence or wilful misconduct.

On all invoices issued by the Trustee for its services rendered hereunder which remain unpaid for a period of thirty days or more, interest at a rate per annum equal to the then current rate of interest charged by the Trustee to its corporate customers will be incurred, from thirty days after the issuance of the invoice until the date of payment. This Section shall survive the termination of this Agreement and the resignation or removal of the Trustee.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification of the Trustee

The Company agrees to indemnify and hold harmless the Trustee from and against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without gross negligence, wilful misconduct or bad faith on the part of the Trustee, its officers, directors and employees may be paid, incurred or suffered by the Trustee by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement or any written or oral instructions delivered to the Trustee by the Company pursuant hereto. In no case shall the Company be liable under this indemnity for any claim against the Trustee unless the Company shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Trustee, promptly after the Trustee shall have received any such written assertion of a claim, or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. The Company shall be entitled to participate at its own expense in the defence of the assertion or claim. The Company may elect at any time after receipt of such notice to assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof and the fees and expenses of such counsel shall be subject to Section 4.1 herein.

ARTICLE 6

CHANGE OF TRUSTEE

6.1 Resignation

The Trustee, or any trustee subsequently appointed, may resign at any time by giving written notice of such resignation to the Company specifying the date on which its desired resignation shall become effective, provided that such notice shall be provided at least three months in advance of such desired effective date unless the Shareholders and the Company otherwise agree. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee (which shall be a corporation or company licensed or authorized to carry on the business of a trust company in Ontario) by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. If the Company does not appoint a successor trustee, the Trustee or any SVS Holder may apply to a court of competent jurisdiction in Ontario for the appointment of a successor trustee.

6.2 Removal

The Trustee, or any trustee subsequently appointed, may be removed at any time on thirty days’ prior notice by written instrument executed by the Company, in duplicate, provided that the Trustee is not at such time taking any action which it may take under Section 3.2 or 3.3 hereof. One copy of that instrument shall be delivered to the Trustee so removed and one copy to the successor trustee. The removal of the Trustee shall become effective upon the appointment of a successor trustee in accordance with Section 6.3.

6.3 Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to the Shareholders and the Company and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, upon payment of any amounts then due to the predecessor trustee pursuant to the provisions of this Agreement, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of the Shareholders and the Company or of the successor trustee, the trustee ceasing to act shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, the Shareholders, the Company and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

6.4 Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, the Company shall cause to be mailed notice of the succession of such trustee hereunder to the SVS Holders. If the Shareholders or the Company shall fail to cause such notice to be mailed within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Shareholders and the Company.

ARTICLE 7

TERMINATION

7.1 Term

The Trust created by this Agreement shall continue until no Multiple Voting Shares remain outstanding.

7.2 Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Multiple Voting Shares outstanding; provided, however, that the provisions of Article 4 and Article 5 shall survive any such termination of this Agreement.

ARTICLE 8

GENERAL

8.1 Obligations of the Shareholders not Joint

The obligations of the Shareholders pursuant to this Agreement are several, and not joint and several, and no Shareholder shall be liable to the Company, the SVS Holders or any other party for the failure of any other Shareholder to comply with its covenants and obligations under this Agreement.

8.2 Compliance with Privacy Laws

The Shareholders and the Company acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to certain obligations and activities under this Agreement. Notwithstanding any other provision of this Agreement, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Shareholders and the Company shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from the other parties to this Agreement or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

8.3 Anti-Money Laundering Regulations

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment and acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment and acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to the Company or any shorter period of time as agreed to by the Company, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such 10-day period, then such resignation shall not be effective.

8.4 Third Party Interests

The other parties to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by, the Trustee in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

8.5 Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

8.6 Amendments, Modifications, etc.

This Agreement shall not be amended, and no provision thereof shall be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (i) the consent of the TSX and any other applicable securities regulatory authorities in Canada; and (ii) the approval of at least two-thirds of the votes cast by SVS Holders present or represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to any Subordinate Voting Shares held directly or indirectly by holders of Multiple Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase Multiple Voting Shares on terms which would constitute a sale for purposes of Section 2.2, other than as permitted herein, prior to giving effect to such amendment or waiver. The provisions of this Agreement shall only come into effect contemporaneously with the listing of the Subordinate Voting Shares on the TSX and shall terminate at such time as there remain no outstanding Multiple Voting Shares.

8.7 Ministerial Amendments

Notwithstanding the provisions of Section 8.6, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the SVS Holders but subject to the approval of the TSX, amend or modify this Agreement to cure any ambiguity or to correct or supplement any provision contained in this Agreement or in any amendment to this Agreement that may be defective or inconsistent with any other provision contained in this Agreement or that amendment, or to make such other provisions in regard to matters or questions arising under this Agreement, as shall not adversely affect the interest of the SVS Holders.

8.8 Force majeure

No party hereto shall be liable to the other parties hereto, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, general mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 8.8.

8.9 Amendments only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by all of the parties hereto.

8.10 Meeting to Consider Amendments

The Company, at the request of the Shareholders, shall call a meeting of SVS Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 8.6.

8.11 Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, legal representatives, successors and permitted assigns. Except as specifically set forth in this Agreement, nothing in this Agreement is intended to or shall be deemed to confer upon any other person any rights or remedies under or by reason of this Agreement.

8.12 Notices

All notices and other communications among the parties hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered mail, or by facsimile transmission or other form of recorded communication to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)	If to Shopify Inc.:	Shopify Inc. 150 Elgin Street Suite 800 Ottawa, ON K2P 1L4 Facsimile: (877) 350-6191 E-mail: joe@shopify.com Attention: Corporate Secretary

(b)	If to Computershare Trust Company of Canada:	100 University Avenue 8th Floor Toronto, ON M5J 2Y1 Facsimile: (416) 981-9777 E-mail: corporatetrust.toronto@computershare.com Attention: Manager, Corporate Trust

(c)	If to a Shareholder:	At the address, email or facsimile provided for in Schedule “D”.

8.13 Notice to SVS Holder

Any and all notices to be given and any documents to be sent to any SVS Holder may be given or sent to the address of such holder shown on the register of SVS Holders in any manner permitted by the by-laws of the Company from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such a manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such holders.

8.14 Further Acts

The parties hereto shall do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

8.15 Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

8.16 Counterparts

This Agreement may be executed in one or more counterparts, each of which so executed shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement. This Agreement may signed by fax copy and such signature shall be valid and binding.

8.17 Independent Legal Advice

Each of the Shareholders acknowledges, confirms and agrees, in favour of each of the other parties hereto, that the Shareholder had the opportunity to seek and was not prevented nor discouraged by any party hereto from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that the Shareholder did not avail itself with that opportunity prior to signing this Agreement, the Shareholder did so voluntarily without any undue pressure and agrees that its failure to obtain independent legal advice should not be used by it as a defence to the enforcement of the Shareholder’s obligations under this Agreement.

8.18 Language

The parties hereto have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

8.19 Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.20 Attornment

Each party hereto agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) that it irrevocably waives any right to, and will not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this 8.20.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

(Signed) Bruce McKean
Bruce McKean

Signature Page - Coattail Agreement

(Signed) Scott Lake
Scott Lake

Signature Page - Coattail Agreement

7910240 Canada Inc.

By:	(Signed) Tobias Lütke

Name: Tobias Lütke
Title: CEO

Signature Page - Coattail Agreement

Klister Credit Corp.

By:	(Signed) John H. Phillips

Name: John H. Phillips
Title: President

Signature Page - Coattail Agreement

BESSEMER VENTURE PARTNERS VII L.P. BESSEMER VENTURE PARTNERS VII INSTITUTIONAL L.P.

BVP VII SPECIAL OPPORTUNITY FUND L.P.

By: Deer VII & Co. L.P., their General Partner

By: Deer VII & Co. Ltd., its General Partner

By:	(Signed) J. Edmund Colloton
Name: J. Edmund Colloton
Title: Director

Notice Address:
c/o Bessemer Venture Partners 1865 Palmer Avenue Suite 104 Larchmont, NY 10538 Tel. 914-833-5300

Signature Page - Coattail Agreement

FIRSTMARK CAPITAL I, L.P. (f/k/a FirstMark IV, L.P.) By: FIRSTMARK CAPITAL, LLC, as Investment Manager

By:	(Signed) Gregory Raiten
Name: Gregory Raiten
Title: General Counsel

Notice Address:
100 5th Avenue, 3rd Floor New York, NY 10011 Phone: 212-792-2200 Fax: 212-391-5700

Signature Page - Coattail Agreement

OMERS VENTURES II, LP By: OMERS VENTURES MANAGEMENT INC., its General Partner
By:	(Signed) Jim Orlando
Name: Jim Orlando
Title: Authorized Signatory
By:	(Signed) Sid Paquette
Name: Sid Paquette
Title: Authorized Signatory

Notice Address:
200 Bay Street Suite 1410, South Tower P.O. Box 85 Toronto, Ontario M5J 2J2

Signature Page - Coattail Agreement

GEORGIAN PARTNERS I GP INC.
By:	(Signed) John Berton
Name: John Berton
Title: Authorized Signatory
By:	(Signed) Justin LaFayette
Name: Justin LaFayette
Title: Authorized Signatory

Notice Address:
1300 Yonge Street, Suite 410 Toronto, Ontario M4T IX3

Signature Page - Coattail Agreement

GEORGIAN PARTNERS II GP INC.
By:	(Signed) John Berton
Name: John Berton
Title: Authorized Signatory
By:	(Signed) Justin LaFayette
Name: Justin LaFayette
Title: Authorized Signatory

Notice Address:
1300 Yonge Street, Suite 410 Toronto, Ontario M4T IX3

Signature Page - Coattail Agreement

GEORGIAN GROWTH FUND I LP
By:	(Signed) John Berton
Name: John Berton
Title: Authorized Signatory
By:	(Signed) Justin LaFayette
Name: Justin LaFayette
Title: Authorized Signatory

Notice Address:
1300 Yonge Street, Suite 410 Toronto, Ontario M4T IX3

Signature Page - Coattail Agreement

INSIGHT VENTURE PARTNERS VIII, L.P. By: Insight Venture Associates VIII, L.P, its General Partner By: Insight Venture Associates VIII, Ltd., its General Partner
By:	(Signed) Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory
Notice Address: Insight Venture Partners 1114 Avenue of the Americas 36th Floor New York, NY, 10036

Signature Page - Coattail Agreement

INSIGHT VENTURE PARTNERS (DELAWARE) VIII, L.P. By: Insight Venture Associates VIII, L.P., its General Partner By: Insight Venture Associates VIII Ltd., its General Partner
By:	(Signed) Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory
Notice Address: Insight Venture Partners 1114 Avenue of the Americas 36th Floor New York, NY, 10036

Signature Page - Coattail Agreement

INSIGHT VENTURE PARTNERS (CAYMAN) VIII, L.P. By: Insight Venture Associates VIII, L.P., its General Partner By: Insight Venture Associates VIII Ltd., its General Partner

By:	(Signed) Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

Notice Address: Insight Venture Partners 1114 Avenue of the Americas 36th Floor New York, NY, 10036

Signature Page - Coattail Agreement

INSIGHT VENTURE PARTNERS (CO-INVESTORS) VIII, L.P. By: Insight Venture Associates VIII, L.P., its General Partner By: Insight Venture Associates VIII Ltd., its General Partner

By:	(Signed) Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

Notice Address: Insight Venture Partners 1114 Avenue of the Americas 36th Floor New York, NY, 10036

Signature Page - Coattail Agreement

FELICIS VENTURES II, L.P. By: Felicis Ventures GP II, LLC, its General Partner

By:	(Signed) Aydin Senkut
Name: Aydin Senkut
Title: Managing Director

Notice Address:
c/o Felicis Ventures 530 Lytton Ave, Suite 305 Palo Alto, CA 94301 Fax: (650) 649-1976

Signature Page - Coattail Agreement

ONTARIO VENTURE CAPITAL FUND LP By: Northleaf Capital Partners (Canada) Ltd., its Manager

By:	(Signed) Katherine Gurney
Name: Katherine Gurney
Title: General Counsel

By:	(Signed) Ian Carew
Name: Ian Carew
Title: Director

Notice Address: 79 Wellington Street West 6th Floor, Box 120 Toronto, ON M5K 1N9 Canada

Signature Page - Coattail Agreement

CLOVER FUND, L.P. By: Clover Fund GP, LLC, its General Partner

By:	(Signed) Aydin Senkut
Name: Aydin Senkut
Title: Managing Director

Notice Address:
c/o Felicis Ventures 530 Lytton Ave, Suite 305 Palo Alto, CA 94301 Fax: (650) 649-1976

Signature Page - Coattail Agreement

SHOPIFY INC.

By:	(Signed) Tobias Lütke
Name: Tobias Lütke
Title: Chief Executive Officer

Address:

150 Elgin, Suite 800 Ottawa, ON, Canada K2P 1L4

Signature Page - Coattail Agreement

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	(Signed) Lisa M. Kudo
Name: Lisa M. Kudo
Title: Corporate Trust Officer

By:	(Signed) Michelle Schultz
Name: Michelle Schultz
Title: Associate Trust Officer

Schedule “A”

Shareholders

Bruce McKean

Scott Lake

7910240 Canada Inc.

Klister Credit Corp.

Bessemer Venture Partners VII L.P.

Bessemer Venture Partners VII Institutional L.P.

BVP VII Special Opportunity Fund L.P.

Firstmark Capital I, L.P.

OMERS Ventures II, LP

Georgian Partners I GP Inc.

Georgian Partners II GP Inc.

Georgian Growth Fund I LP

Insight Venture Partners VIII, L.P.

Insight Venture Partners (Delaware) VIII, L.P.

Insight Venture Partners (Cayman) VIII, L.P.

Insight Venture Partners (Co-investors) VIII, L.P.

Felicis Ventures II, L.P.

Ontario Venture Capital Fund LP

Clover Fund, L.P.

Schedule “B”

Adoption Agreement

To:	Shopify Inc. (the “Company”)
And To:	Computershare Trust Company of Canada (the “Trustee”)
And To:	The Shareholders under the Coattail Agreement (as defined below).

Reference is made to the coattail agreement dated as of                     , 2015 (the “Coattail Agreement”) among the Company, the Trustee and each Shareholder to the Coattail Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Coattail Agreement.

The undersigned,                     , hereby agrees to be a party to and bound by all of the terms, conditions, and other provisions of the Coattail Agreement as if the undersigned were an original party thereto.

For the purposes of any notice under or in respect of the Coattail Agreement, the address of the undersigned is:

DATED at                     , this              day of                     , 20        .

[Shareholder Name]

By:
Name:
Title:

Schedule “C”

Trustee Fees

SHOPIFY INC.

COATTAIL AGREEMENT

SCHEDULE OF FEES

Initial Services

For review of draft agreement, liaison with counsel, execution of Coattal Agreement in its final form, setting up records and all correspondence and other matters in connection therewith.	$3,000.00	*

(*All professional services, including those described in the Initial Services, and attendances rendered at closing, if necessary, will be charged at our prevailing hourly rate per person, after the first 5 hours.)

Annual Retainer

(For each year or any part thereof, and non-refundable.)

This fee is payable in advance each year and will be charged at the beginning of the calendar year. The first year’s fee will be pro rated to December 31 and is due and payable in advance of closing.)

For basic administrative duties and responsibilities during the term of the trust, including the maintenance of a segregated trust account (if any) and record of transactions, other than those dealt with specifically hereafter.	$2,500.00

Unsuccessful Transaction

In the event that the proposed transaction fails to close, for any reason, an appropriate fee based on time and effort expended will be charged, calculated at our prevailing hourly rate, subject to a minimum fee of $1,500.00.

Special Services

For any special services, amendments or other unanticipated services, including, but not limited to enforcement of the Agreement, improper sales, meetings, mailings, reorganizations, default and jeopardy situations, etc., an appropriate fee will be charged based on time, effort and responsibility at our prevailing hourly rate per person.

The foregoing fees are exclusive of all applicable taxes and of legal and out-of-pocket expenses incurred in the administration of the trust and are subject to revision if warranted by changes in economic conditions during the term of the agency. Our fees are also subject to revision based on time, effort and responsibility should the factors on which these fees have been based subsequently change. Interest will be charged on overdue accounts.

Please note that we will require in advance of closing a certified cheque payable to Computershare Trust Company of Canada covering payment for our Initial Services Fee and the first year’s Annual Retainer Fee, plus applicable taxes.

This fee quote was prepared without the benefit of our receipt and detailed review of the governing legal documentation, and is therefore subject to change should our review of same disclose duties or responsibilities which we have not anticipated. Please be advised that in the event you should decide to appoint Computershare

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and we should have less than five business days to review the documentation, rush fees for the review of the documentation will apply. Please note that the acceptance of our schedule of fees should not be construed as our acceptance of the appointment as this can only occur upon our review of the draft agreement, settlement of its terms to our mutual satisfaction, and receipt of all required information and documentation necessary for us to comply with any applicable anti-money laundering and anti-terrorism regulation, policy or guideline. Please note that this fee quote is subject to final approval by Computershares’s New Business Acceptance Committee.

Should you decide to appoint Computershare Trust Company of Canada, kindly acknowledge your acceptance of our Schedule of Fees by signing and returning a copy of the schedule of fees to the attention of the undersigned. In the event that we do not receive confirmation of the acceptance of our fees, receipt by Computershare of any documents for review shall be considered acceptance by you of our fee schedule.

Confidentiality

The client acknowledges and agrees that the fees of Computershare are confidential information. As such, the client agrees not to disclose any such fees to any third party without Computershare’s prior written consent, save and except as required or otherwise compelled by law.

Dated this 18th day of March, 2015. COMPUTERSHARE TRUST COMPANY OF CANADA		Accepted this 30th day of April, 2015. SHOPIFY INC.
Per:	/s/ Shelley Bloomberg	Per:	/s/ Joseph Frasca
	Shelley Bloomberg Manager, Corporate Trust Corporate Trust Services		Authorized Officer
		Name: Title:	Joseph Frasca General Counsel

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Schedule “D”

Notice for Shareholders

Bruce McKean	Scott Lake
____________________	____________________

7910240 Canada Inc. ____________________	Klister Credit Corp. 186 Strathgowan Ave. Toronto, Ontario M4N 1C3 ____________________

Bessemer Venture Partners VII L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538 Tel. 914-833-5300 ____________________	Bessemer Venture Partners VII Institutional L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538 Tel. 914-833-5300 ____________________

BVP VII Special Opportunity Fund L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538 Tel. 914-833-5300 ____________________	Firstmark Capital I, L.P. 100 5th Avenue, 3rd Floor New York, NY 10011 Phone: 212-792-2200 Fax: 212-391-5700 ____________________

OMERS Ventures II, LP 200 Bay Street Suite 1410, South Tower P.O. Box 85 Toronto, Ontario M5J 2J2 ____________________	Georgian Partners I GP Inc. 1300 Yonge Street, Suite 410 Toronto, Ontario M4T IX3 ____________________

Georgian Partners II GP Inc. 1300 Yonge Street, Suite 410 Toronto, Ontario M4T IX3 ____________________	Georgian Growth Fund I LP 1300 Yonge Street, Suite 410 Toronto, Ontario M4T IX3 ____________________

Insight Venture Partners VIII, L.P. Insight Venture Partners 1114 Avenue of the Americas, 36th Floor New York, NY, 10036 ____________________	Insight Venture Partners (Delaware) VIII, L.P. Insight Venture Partners 1114 Avenue of the Americas, 36th Floor New York, NY, 10036 ____________________

Insight Venture Partners (Cayman) VIII, L.P. Insight Venture Partners 1114 Avenue of the Americas, 36th Floor New York, NY, 10036 ____________________	Insight Venture Partners (Co-investors) VIII, L.P. Insight Venture Partners 1114 Avenue of the Americas, 36th Floor New York, NY, 10036 ____________________

Felicis Ventures II, L.P. c/o Felicis Ventures 530 Lytton Ave, Suite 305 Palo Alto, CA 94301 Fax: (650) 649-1976 ____________________	Ontario Venture Capital Fund LP 79 Wellington Street West 6th Floor, Box 120 Toronto, ON M5K 1N9 Canada ____________________

Clover Fund, L.P. c/o Felicis Ventures 530 Lytton Ave, Suite 305 Palo Alto, CA 94301 Fax: (650) 649-1976 ____________________